CONSENT OF INDEPENDENT AUDITORS


                         [Letterhead of KPMG Audit Plc]

The Board of Directors
XL Capital Ltd
XL House
One Bermudiana Road
HAMILTON
HM11
Bermuda

22 October 2001

Dear Sirs

                  We consent to the incorporation by reference in the registration statements of XL Capital Ltd on Form S-3, to be dated October 22, 2001, of our report dated July 24, 2001, with respect to the Combined Statement of Assets and Liabilities of WIXL as of December 31, 2000, and the related Combined Statement of Revenues and Expenses, Changes in Net Assets and cash flows for the year ended December 31, 2000, and inclusion of this report, which report appears in the Form 8-K of XL Capital Ltd dated August 9, 2001.

Yours faithfully
/s/ KPMG Audit Plc
KPMG AUDIT PLC